EXHIBIT 99.4

More Voting Options

As a Madison Gas and Electric Company (MGE) shareholder, you can vote your proxy by telephone or Internet. Both options are available 24 hours a day, seven days a week.

Vote by Telephone:

You will need your proxy card. Call the toll-free number 1-800-678-8548, and follow the instructions on your proxy card. By the conclusion of your call, your vote instructions will be registered with MGE.

Vote by Internet:

You will need your proxy card. Access our vote Web site, where directions for voting will be provided online at http://www.proxyvoting.com/mge

The Internet and telephone voting procedures are designed to authenticate shareholders by using a control number and will allow you to confirm that your instructions have been properly recorded.

The method by which you vote will in no way limit your right to vote later at the Annual Meeting of Shareholders. Votes cast in person at the meeting will supercede any vote previously cast by proxy.

Internet Viewing Option

Madison Gas and Electric Company (MGE) shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record and prefer to receive this information electronically:

•	Mark the Internet option box on your proxy card or

•	Follow the instructions provided if you vote over the Internet or by telephone or

•	Call MGE Shareholder Services at 1-800-356-6423

If you choose the Internet option, you will receive a proxy vote card in the mail next year with instructions containing the Internet address of the proxy statement and annual report. Call MGE at any time if you wish to return to receiving a paper copy of these materials. Your choice to view materials on the Internet remains in effect until you call MGE and tell us otherwise.

If you consent to electronic access, you will be responsible for your usual Internet charges (e.g., online access fees) if any in connection with electronic viewing of proxy materials and the annual report.

MGE will continue to distribute printed materials to shareholders who do not choose the Internet option.